Exhibit 99.1

Kensey Nash Reports Second Quarter EPS Growth of 63% on 27% Growth in Revenue

-Biomaterials Sales Increased 29% and Endovascular Sales Reached Record Levels of $1.2 million-

          EXTON, Pa., Jan. 26 /PRNewswire-FirstCall/ -- Kensey Nash Corporation (Nasdaq: KNSY) today reported total revenue of $17.3 million for its quarter ending December 31, 2006, up 27% from the $13.6 million reported in the second quarter of fiscal 2006.  Earnings per share of $0.13 increased 63% from the pro-forma earnings per share of $0.08 in the second quarter of fiscal 2006. The quarter was highlighted by record endovascular product sales of $1.2 million and an increase in biomaterials sales of 29%.

          Second Quarter Results.  Included in total revenues, net sales increased 41% to $11.2 million from $8.0 million in the second quarter of fiscal 2006. The Company’s sales of biomaterials products increased to $10.0 million from $7.7 million in the comparable prior year fiscal quarter.  Endovascular product sales increased 462% to $1.2 million from $218,000 in the quarter ended December 31, 2005.

          Also included in total revenues, royalty income increased 8% to $6.1 million compared to $5.7 million in the comparable prior year period.  Royalty income included $5.1 million in Angio-Seal(TM) royalties, up 4% from the comparable quarter of the prior fiscal year, and $968,000 in royalties from Orthovita, Inc. (Nasdaq: VITA), up 29% from the prior year period.

          Second quarter reported diluted earnings increased to $0.13 per share, a 63% increase from the $0.08 pro forma diluted earnings per share for the second fiscal quarter of the prior year.  Equity compensation expense was recorded in both periods and was $947,000, or $0.05 per share, for the three months ended December 31, 2006 compared to $647,000, or $0.04 per share, for the three months ended December 31, 2005.  Pro forma earnings per share for the prior year period excludes transition costs related to the facility move in fiscal 2006.

          The following chart summarizes the Company’s results for the three months ended December 31, 2006, compared to its results for the comparable period in the prior fiscal year.  See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Three months ended December 31,		Year over Year % Change

($ millions, except per share data)	2006	2005

Net Sales - Biomaterials	$10.0	$7.7	29%
- Endovascular	$1.2	$0.2	462%
Royalty Income	$6.1	$5.7	8%
Total Revenues	$17.3	$13.6	27%
Income/(Loss) from Operations, As Reported	$1.8	$(0.9)	—
Earnings/(Loss) Per Share, As Reported	$0.13	$(0.05)	NM
Adjust for:
Facility Transition Charges	—	$1.9	—
Income from Operations, As Reported (December 31, 2006) and Pro Forma (December 31, 2005)	$1.8	$1.1	66%
Earnings Per Share, As Reported (December 31, 2006) and Pro Forma (December 31, 2005)	$0.13	$0.08	63%
Supplemental Information related to Equity Compensation Expense :
Equity Compensation Expense	$0.9	$0.6	46%
Earnings per share related to Equity Compensation Expense	$0.05	$0.04	25%

          Six-Month Results.  Total revenues for the six months ended December 31, 2006 increased 27% to $33.6 million from $26.4 million in the prior comparable six-month period. Net sales increased 41% to $21.8 million from $15.5 million recorded in the first six months of fiscal 2006.  The Company’s sales of biomaterials products increased 33% to $19.8 million for the six months ended December 31, 2006 from $14.9 million in the prior year six-month period. Endovascular product sales increased 256% to $1.9 million from $543,000 for the six months ended December 31, 2005.

          Royalty income increased 8% to $11.8 million compared to $10.9 million in the comparable prior year period.  Royalty income included $10.0 million in Angio-Seal(TM) royalties, up 5% from the comparable six-month period of the prior fiscal year, and $1.8 million in royalties from Orthovita, Inc. (Nasdaq: VITA), up 29% from the comparable prior year period.

          Reported diluted earnings increased to $0.24 per share, a 60% increase from the $0.15 pro forma diluted earnings per share for the first six months of the prior year.  Equity compensation expense was recorded in both periods and was $1.6 million, or $0.09 per share, for the six months ended December 31, 2006 compared to $1.1 million, or $0.06 per share, for the six months ended December 31, 2005.  Pro forma earnings per share for the prior year period excludes transition costs related to the facility move in fiscal 2006.

          The following chart summarizes the Company’s results for the six months ended December 31, 2006, compared to its results for the comparable period in the prior fiscal year.  See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Six months ended December 31,		Year over Year % Change

($ millions, except per share data)	2006	2005

Net Sales - Biomaterials	$19.8	$14.9	33%
- Endovascular	$1.9	$0.5	256%
Royalty Income	$11.8	$10.9	8%
Total Revenues	$33.6	$26.4	27%
Income/(Loss) from Operations, As Reported	$3.7	$(1.7)	—
Earnings/(Loss) Per Share, As Reported	$0.24	$(0.06)	NM
Adjust for:
Facility Transition Charges	—	$3.6	—
Income from Operations, As Reported (December 31, 2006) and Pro Forma (December 31, 2005)	$3.7	$1.9	95%
Earnings Per Share, As Reported (December 31, 2006) and Pro Forma (December 31, 2005)	$0.24	$0.15	60%
Supplemental Information related to Equity Compensation Expense:
Equity Compensation Expense	$1.6	$1.1	53%
Earnings per share related to Equity Compensation Expense	$0.09	$0.06	50%

          Biomaterials Update.  Biomaterials sales for the second quarter of fiscal 2007 were up 29% to $10.0 million from $7.7 million in the same period last year, primarily due to an increase in sales of Angio-Seal(TM) components to St. Jude Medical, Inc. which were $5.1 million, a 42% increase compared to last year.  Angio-Seal(TM) component sales have been exceptionally strong over the last three quarters related to St. Jude ordering patterns.  Although we expect continued growth in Angio-Seal(TM) end user sales during the second half of our fiscal year, we expect a significant reduction in component sales over that same period.  Net sales of orthopaedic products, including both spine and sports medicine, were $4.4 million in the second quarter of fiscal 2007, representing a 10% increase over the prior year second quarter sales of $4.0 million.  Sales of spine related products increased 103% from the second quarter of the prior fiscal year, partially offset by a 16% decline in sports medicine related products.  We expect ongoing spine related product growth in the second half of our fiscal year and anticipate sports medicine product sales will increase significantly from the current level.

          “Our biomaterials business continues to present additional opportunities, particularly in the spine market,” commented Joe Kaufmann, President and CEO of the Company.  “We continue to attract new partners and to expand our existing relationships to commercialize a wide variety of bioresorbable medical devices.  We are pleased with the continuing growth in sales and royalty income from Kensey Nash proprietary and co-developed products and are looking forward to an expanding royalty stream in future quarters as other royalty bearing arrangements gather momentum,” Mr. Kaufmann stated.

          Endovascular Update.  Endovascular sales were $1.2 million, a 462% increase over the prior year comparable period and 73% sequential growth from the quarter ended September 30, 2006.  U.S. endovascular sales were $966,000, up 489% year-over-year and 57% over the first quarter of fiscal 2007.  During the quarter the Company conducted its initial market release of the ThromCat(TM) Thrombectomy Catheter System in both the U.S. and Europe which contributed approximately $400,000 in net sales during the three months ended December 31, 2006.

          During the second quarter, the Company began enrolling in its 300 to 400 patient carotid clinical trial for the TriActiv(R) ProGuard(TM) System, the third generation of the embolic protection system incorporating Local Flush and Extraction (LFX(TM)) technology for use in branched anatomies.  A CE mark submission for the TriActiv(R) ProGuard(TM) System is pending and, if approved when anticipated, would allow for European launch with a carotid indication in the second half of the fiscal year.

          “We are entering the second half of our fiscal year with great enthusiasm for both our Endovascular and Biomaterials businesses,” continued Mr. Kaufmann. “With our recent launches in the U.S. and Europe, we now are able to offer our customers a full complement of products that address embolic protection and thrombectomy.  We have been extremely pleased with the feedback received from physicians, particularly regarding our unique ThromCat(TM) and QuickCat(TM) systems.  We expect these products will significantly contribute to our endovascular business growth as we move through the second half of fiscal 2007 and beyond.  In addition, sales of our embolic protection products, the TriActiv(R) FX(TM) and ProGuard(TM) systems have increased in the endovascular market and with the anticipated CE Mark approval of the carotid indication, sales should continue to grow,” Mr. Kaufmann concluded.

          Prior Year Pro Forma Presentation.  During its fiscal 2006 year, the Company successfully completed construction of, and moved its operations to, a new facility, which resulted in significant transition expenses related to the acceleration of depreciation of certain abandoned leasehold improvement assets at its previous locations and moving charges.  The impact of these charges was $4.7 million, or $0.25 per share, during the fiscal year 2006, of which $1.9 million or $0.12 per share was recorded in the prior year second quarter and $3.6 million or $0.21 per share was recorded in the prior year six-month period.  The transition to the new facility is complete and no additional charges have been recorded in fiscal 2007.

          Research and Development Tax Credit Re-enactment.  As a result of the recent Congressional approval of an extension of the Research and Experimentation (R&E) Tax Credit, the Company recorded retroactive adjustments to its tax provision during the second quarter ended December 31, 2006.  The adjustments reflect the fact that the legislation is retroactive to January 1, 2006, and therefore significantly reduced its effective tax rate to 22% for the second quarter.  The Company anticipates its effective tax rate for the remainder of the fiscal year to be approximately 30%, including the current period’s R&E effect on the tax provision.

          Third Quarter Fiscal 2007 Forecast.  The Company’s expectations for its third fiscal quarter are net sales in a range of $12.8 to $13.3 million, an increase of 28% to 33% year-over-year and royalties in a range of $6.3 to $6.5 million, an increase of 10% to 14% over the prior year comparable quarter. Revenues are expected to be in a range of $19.1 to $19.8 million, representing an increase of 22% to 27% year-over-year.

          Diluted earnings per share are expected to be in a range of $0.19 to $0.22, which includes equity compensation expense of approximately $800,000 to $900,000, or $0.04 to $0.05 per share.  This estimate is an increase of 12% to 29% over the prior year third quarter pro forma earnings per share of $0.17, which included $649,000 of equity compensation or $0.04 per share.  On a sequential basis, the estimate represents an increase of 46% to 69% over the second quarter fiscal 2007 earnings of $0.13 per share.

          Conference Call and Webcast.  The Company will host a conference call on Friday, January 26, 2007 at 9:00 a.m. Eastern Standard Time.  To participate in the conference call, interested parties should dial 1-612-332-1213.  In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at http://www.kenseynash.com and clicking on Webcast.  The teleconference call will also be available for replay starting Friday, January 26, 2007 at 12:30 p.m. Eastern Standard Time through Friday, February 2, 2007 at 11:59 p.m. Eastern Standard Time by dialing 1-800-475-6701 with an access code of 859397.

          About Kensey Nash Corporation.  Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures.  The Company provides an extensive range of products into multiple medical markets, primarily in the endovascular, sports medicine and spine markets.  Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies.  Kensey Nash has also commercialized a series of innovative embolic protection and thrombectomy products through its own direct endovascular sales force. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal(TM) Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

          Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities including the Company’s forecast of operating results for the third quarter of fiscal 2007.  The Company has tried to identify these forward-looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the Company’s success in launching its endovascular products into the marketplace, the Company’s dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling KNC related products in the marketplace, and competition from other technologies, among other important risks.  For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,

	2006	2005	2006	2005

Revenues:
Net sales
Biomaterial sales	$9,971,821	$7,744,254	$19,817,298	$14,917,315
Endovascular sales	1,226,295	218,010	1,934,007	543,406
Total net sales	11,198,116	7,962,264	21,751,305	15,460,721
Royalty income	6,093,938	5,664,701	11,812,083	10,892,416
Total revenues	17,292,054	13,626,965	33,563,388	26,353,137
Operating costs and expenses:
Cost of products sold	5,261,524	5,247,868	10,109,353	10,041,497
Research and development	4,814,726	4,913,131	9,190,355	9,863,552
Sales and marketing	3,385,835	2,255,638	6,414,137	4,088,103
General and administrative	2,045,684	2,076,243	4,105,153	4,055,799
Total operating costs and expenses	15,507,769	14,492,880	29,818,998	28,048,951
Income (loss) from operations	1,784,285	(865,915)	3,744,390	(1,695,814)
Interest and other income, net	235,026	310,055	378,543	619,874
Pre-tax income (loss)	2,019,311	(555,860)	4,122,933	(1,075,940)
Income tax expense (benefit)	440,149	—	1,115,952	(337,327)
Net income (loss)	$1,579,162	$(555,860)	$3,006,981	$(738,613)
Basic earnings (loss) per share	$0.13	$(0.05)	$0.26	$(0.06)
Diluted earnings (loss) per share	$0.13	$(0.05)	$0.24	$(0.06)
Weighted average common shares outstanding	11,709,604	11,476,546	11,669,507	11,466,702
Diluted weighted average common shares outstanding	12,568,341	11,476,546	12,534,953	11,466,702

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2006	June 30, 2006

	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and investments	$30,876,056	$27,127,992
Restricted cash	1,023,648	1,000,809
Trade receivables	4,533,200	6,396,165
Other receivables	6,378,709	6,942,480
Inventory	9,303,479	7,197,868
Prepaids and other assets	1,745,021	1,427,303
Deferred tax asset, current	2,202,665	1,849,513
Total current assets	56,062,778	51,942,130
Property, plant and equipment, net	64,968,876	63,250,526
Other non-current assets	14,611,472	14,998,612
Total assets	$135,643,126	$130,191,268
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$5,851,878	$7,391,130
Current portion of debt	26,667	—
Deferred revenue	224,797	203,351
Total current liabilities	6,103,342	7,594,481
Long term portion of deferred revenue	703,512	795,830
Long term portion of debt	7,973,333	8,000,000
Deferred tax liability, non-current	769,665	523,487
Other non-current liabilities	1,516,390	85,834
Total stockholders’ equity	118,576,884	113,191,636
Total liabilities and stockholders’ equity	$135,643,126	$130,191,268

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation

	(Unaudited) As Reported Three Months Ended December 31, 2005	Non-GAAP Adjustments Acceleration of Depreciation and Moving Costs 2005	(Unaudited) Pro forma Three Months Ended December 31, 2005

Revenues:
Net sales
Biomaterial sales	$7,744,254	$—	$7,744,254
Endovascular sales	218,010	—	218,010
Total net sales	7,962,264	—	7,962,264
Royalty income	5,664,701	—	5,664,701
Total revenues	13,626,965	—	13,626,965
Operating costs and expenses:
Cost of products sold	5,247,868	(1,071,470)	4,176,398
Research and development	4,913,131	(597,514)	4,315,617
Sales and marketing	2,255,638	(67,235)	2,188,403
General and administrative	2,076,243	(206,893)	1,869,350
Total operating costs and expenses	14,492,880	(1,943,112)	12,549,768
(Loss)/income from operations	(865,915)	1,943,112	1,077,197
Interest and other income, net	310,055	—	310,055
Pre-tax (loss)/income	(555,860)	1,943,112	1,387,252
Income tax expense	—	464,258	464,258
Net (loss)/income	$(555,860)	$1,478,854	$922,994
Basic (loss)/earnings per share	$(0.05)	$0.13	$0.08
Diluted (loss)/earnings per share	$(0.05)	$0.12	$0.08
Weighted average common shares outstanding	11,476,546	11,476,546	11,476,546
Diluted weighted average common shares outstanding	11,476,546	12,245,612	12,245,612

	(Unaudited) As Reported Six Months Ended December 31, 2005	Non-GAAP Adjustments Acceleration of Depreciation and Moving Costs 2005	(Unaudited) Pro forma Six Months Ended December 31, 2005

Revenues:
Net sales
Biomaterial sales	$14,917,315	$—	$14,917,315
Endovascular sales	543,406	—	543,406
Total net sales	15,460,721	—	15,460,721
Royalty income	10,892,416	—	10,892,416
Total revenues	26,353,137	—	26,353,137
Operating costs and expenses:
Cost of products sold	10,041,497	(1,952,866)	8,088,631
Research and development	9,863,552	(1,148,371)	8,715,181
Sales and marketing	4,088,103	(129,220)	3,958,883
General and administrative	4,055,799	(385,780)	3,670,019
Total operating costs and expenses	28,048,951	(3,616,237)	24,432,714
(Loss)/income from operations	(1,695,814)	3,616,237	1,920,423
Interest and other income, net	619,874	—	619,874
Pre-tax (loss)/income	(1,075,940)	3,616,237	2,540,297
Income tax (benefit)/expense	(337,327)	1,027,409	690,082
Net (loss)/income	$(738,613)	$2,588,828	$1,850,215
Basic (loss)/earnings per share	$(0.06)	$0.23	$0.16
Diluted (loss)/earnings per share	$(0.06)	$0.21	$0.15
Weighted average common shares outstanding	11,466,702	11,466,702	11,466,702
Diluted weighted average common shares outstanding	11,466,702	12,299,244	12,299,244

Note: To supplement our consolidated financial statements presented in accordance with GAAP (Generally Accepted Accounting Principles), Kensey Nash Corporation has used non-GAAP measures of pro forma net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses.  These non-GAAP adjustments have been provided to enhance the user’s overall understanding of our historical financial performance.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for the three and six months ended December 31, 2005 for an acceleration of depreciation charge and moving costs.  The Company has excluded the impact of the acceleration of depreciation charge and moving costs related to the Company’s move to a new facility in June 2006.  The acceleration of depreciation charge and moving costs began in May 2005 and were completed by June 2006. These were non-cash charges and had no impact on the cash flows of the Company.

This non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with the presentation prior to the acceleration of depreciation charge related to the transition to the new facility. Further, this non-GAAP results is one of the primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

	(Unaudited) As Reported Three Months Ended March 31, 2006	Non-GAAP Adjustments Acceleration of Depreciation and Moving Costs 2006	(Unaudited) Pro forma Three Months Ended March 31, 2006

Revenues:
Net sales
Biomaterial sales	$9,759,893	$—	$9,759,893
Endovascular sales	203,834	—	203,834
Total net sales	9,963,727	—	9,963,727
Royalty income	5,711,798	—	5,711,798
Total revenues	15,675,525	—	15,675,525
Operating costs and expenses:
Cost of products sold	4,545,175	(268,014)	4,277,161
Research and development	4,635,501	(169,998)	4,465,503
Sales and marketing	2,408,464	(19,129)	2,389,335
General and administrative	1,892,986	(55,206)	1,837,780
Total operating costs and expenses	13,482,126	(512,347)	12,969,779
Income from operations	2,193,399	512,347	2,705,746
Interest and other income, net	244,055	—	244,055
Pre-tax income	2,437,454	512,347	2,949,801
Income tax expense	649,820	158,483	808,303
Net income	$1,787,634	$353,864	$2,141,498
Basic earnings per share	$0.16	$0.03	$0.19
Diluted earnings per share	$0.15	$0.03	$0.17
Weighted average common shares outstanding	11,477,601	11,477,601	11,477,601
Diluted weighted average common shares outstanding	12,263,183	12,263,183	12,263,183

Note: To supplement our consolidated financial statements presented in accordance with GAAP (Generally Accepted Accounting Principles), Kensey Nash Corporation has used non-GAAP measures of pro forma net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses.  These non-GAAP adjustments have been provided to enhance the user’s overall understanding of our historical financial performance.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for the three months ended March 31, 2006 for an acceleration of depreciation charge and moving costs.  The Company has excluded the impact of the acceleration of depreciation charge and moving costs related to the Company’s move to a new facility in June 2006.  The acceleration of depreciation charge and moving costs began in May 2005 and were completed by June 2006. These were non-cash charges and had no impact on the cash flows of the Company.

This non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with the presentation prior to the acceleration of depreciation charge related to the transition to the new facility. Further, this non-GAAP results is one of the primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

SOURCE  Kensey Nash Corporation
          -0-                                        01/26/2007
          /CONTACT:  Joseph W. Kaufmann, President and Chief Executive Officer of Kensey Nash Corporation, +1-484-713-2100/
          /Web site:  http://www.kenseynash.com /
          (KNSY VITA)